GAYLORD ENTERTAINMENT COMPANY
2008 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of February, 2008 (the “Grant Date”), between Gaylord Entertainment Company, a Delaware corporation, (the “Company”), and _________ (the “Grantee”), who is a member of the Company’s senior management team. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Gaylord Entertainment Company 2006 Omnibus Incentive Plan (the “Plan”).
     WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of Gaylord Entertainment Company (the “Restricted Stock Units”); and
     WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Restricted Stock Units to the Grantee as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Restricted Stock Units.
          (a) The Company hereby grants to the Grantee an award (the “Award”) of _________ Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
          (b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Section 2 hereof.
     2. Vesting of the Award. Up to one hundred percent (100%) of the Restricted Stock Units may vest on February 4, 2012 (the “Vested Date”), based on the satisfaction of the performance targets as more fully described on Exhibit A.
     3. Payment of Vested Restricted Stock Units. Grantee shall be entitled to receive the Company’s Common Stock, par value $.01 per share (the “Common Stock”) for Restricted Stock Units whose restrictions have lapsed pursuant to Section 2. Grantee will receive the number of shares equal to the number of vested Restricted Stock Units. Once the Restricted Stock Units vest and unless a deferral election is made as provided below, upon Grantee’s request, stock certificates will be issued.
     4. Deferral Election. The Committee has approved a program whereby a Grantee can defer the receipt of their vested Restricted Stock Units. Under the program, to be effective a deferral election must be in writing and delivered to the Company’s secretary by December 31, 2010; provided that the deferral shall not be effective with respect to Restricted Stock Units that have become vested at the time the election is made or with respect to the amount of the Award that has otherwise become readily ascertainable. The shares can be deferred to a specified date in the future or to the Grantee’s date of termination of employment, whichever occurs first. The Grantee can elect a lump sum distribution of shares on the deferral date (or one year after that date) or can elect annual installments of shares over five (5) years. This election is irrevocable with respect to the payment of shares for which such election is made. The Restricted Stock Units to which an election described in the proviso to the second sentence of this Section 4 does not apply shall be treated under Section 3 as if no deferral election had been made with respect to such Restricted Stock Units.
     5. Dividends. The Grantee shall be entitled to receive either:
     (a) Cash payments equal to any cash dividend and other distributions paid with respect to a corresponding number of shares;
     (b) Additional Restricted Stock Units equal to any cash dividend and other distributions paid with respect to a corresponding number of shares; or
     (c) If dividends or distributions are paid in shares, the fair market value of such shares converted into Restricted Stock Units.
In the case of (b) or (c) above, the additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they were paid.
     6. Rights as a Stockholder. Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in shares
     7. Adjustments. The Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 7. Any such adjustments shall be made in a manner that is consistent with the effect of such event on the Company or financial statements of the Company and shall be made in a manner that (i) does not result in a discretionary increase in the amounts payable under the Award, and (ii) is otherwise consistent with the qualification of the Award as “performance-based compensation” under section 162(m) of the Internal Revenue Code.
     8. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
     9. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     10. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     11. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Carter R. Todd, Senior Vice President

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
     12. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
     13. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
     14. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

     IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

GAYLORD ENTERTAINMENT COMPANY
By:
Carter R. Todd, Senior Vice President

GRANTEE:

Print Name

Signature

EXHIBIT A
LONG TERM COMPENSATION
PERFORMANCE METRICS

Gaylord Entertainment Company
Long Term Compensation — Performance Metrics

	2008-2011 CAGR Consolidated Cash EPS
		<10%	10-20%	>20%

2008-2011	>20%	50%	75%	100%
CCF CAGR	10-20%	25%	50%	75%
	<10%	0%	25%	50%
Definitions
     Consolidated Cash Earnings Per Share:
          Consolidated Cash EPS = (Adjusted EBITDA less Cash Interest plus Interest Income)/ (Fully Diluted Outstanding Shares using the Treasury Method)
Consolidated Cash Flow:
     CCF = Adjusted EBITDA plus Pre-Opening Expenses, Non-Cash Lease Expenses, and Other Gains & Losses
Compound Annual Growth Rate Calculations:
     CCF CAGR = ((Calendar Year 2011 CCF/Calendar Year 2007 CCF)^1/4)-1
     Cash EPS CAGR = ((Calendar Year 2011 Cash EPS/Calendar Year 2007 Cash EPS)^1/4)-1